Exhibit 10.2

[NEW CENTURY FINANCIAL LETTERHEAD]

June 24, 2005

Patrick J. Flanagan

New Century Financial Corporation

18400 Von Karman, Suite 1000

Irvine, California 92612

Dear Pat:

Reference is made to that certain Employment Agreement between you and New Century Financial Corporation (the “Company”), dated as of January 1, 2004, as previously amended (your “Employment Agreement”). The purpose of this letter agreement is to confirm certain amendments to your Employment Agreement and to grant you an additional cash incentive bonus upon the terms set forth below.

By executing this letter agreement, and for good and valuable consideration (including, without limitation, services rendered and to be rendered by you to the Company), the receipt and adequacy of which you and the Company hereby acknowledge, you and the Company hereby agree as follows:

(1)	Exhibit A to your Employment Agreement is deleted in its entirety, and Section 2.2 of your Employment is amended, each effective immediately, so that the amount and terms and conditions of Incentive Compensation Bonuses (as defined in your Employment Agreement) payable to you will be determined in the Company’s sole discretion.

(2)	You have an opportunity to earn an additional cash incentive bonus of up to $100,000.00 for each of the third and fourth quarters of fiscal 2005 and for each of the first and second quarters of fiscal 2006. The amount of the bonus, if any, for any particular quarter will be determined by the Compensation Committee of the Company’s Board of Directors in its discretion. You must be employed by the Company on the last day of a quarter in order to be eligible and considered for any such bonus with respect to that quarter.

(3)	To the extent that the term “Cause” is used in any award agreement evidencing any stock option, restricted stock, performance share, dividend equivalent, other equity-based incentive or other bonus opportunity granted to you, “Cause” will be used as defined in your Employment Agreement notwithstanding the definition that may otherwise be provided for in your award agreement.

Except for the amendments set forth above, the other terms and conditions of your Employment Agreement continue in effect. If this letter agreement accurately reflects our agreement as to the amendment of your Employment Agreement and your opportunity of an additional cash incentive bonus, please sign below and return an executed version of this letter agreement to me.

Sincerely,

/s/ Robert K. Cole

Robert K. Cole

Chairman and Chief Executive

Acknowledged and Agreed:

/s/ Patrick J. Flanagan

Patrick J. Flanagan